Exhibit 99-1

ENERGY EAST INCREASES COMMON STOCK DIVIDEND 6%

FOR IMMEDIATE RELEASE

Albany, NY and Portland, ME (October 7, 2004) - Energy East Corporation's (NYSE:EAS) Board of Directors today declared a quarterly common stock dividend of 27.5 cents per share payable November 15, 2004 to holders of record on October 19, 2004. This represents a 6% increase over the previous quarterly dividend of 26 cents per share and is Energy East's second dividend increase this year. In January 2004 the Board increased the dividend 4%. Today's announcement also marks the 8th dividend increase in the past seven years, during which time Energy East's dividend has increased over 50%.

"This dividend increase underscores our longstanding commitment to shareholder value," said Wes von Schack, Chairman and Chief Executive Officer of Energy East.

"Since we completed the RGS Energy merger in June 2002, we have worked to improve our balance sheet and achieve our 40% common equity to total capitalization ratio goal. Through the use of internal cash flow and proceeds from the sale of the Ginna nuclear plant and numerous non-utility businesses to pay down debt, we expect to achieve our goal later this year. With our balance sheet much improved, we have been analyzing how best to use our cash flow in the future," continued von Schack. "We have concluded that in addition to continued balance sheet strengthening and investing in the reliability and security of our utility infrastructure, paying out more of our earnings in dividends is consistent with our conservative pipes and wires strategy and is an efficient way to reward shareholders for the use of their capital."

Energy East's Board of Directors will continue to monitor the common stock dividend with a long-term goal of paying out approximately 65% to 75% of earnings.

About Energy East: Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.

Contact:	Scott Martin
Manager, Investor Relations
207.688.4336

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Energy East Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which would cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.